$40,000,000


                             CREDIT AGREEMENT



                       Dated as of November 1, 1993




                                   Among




                            OWENS & MINOR, INC.














                               CRESTAR BANK



                                    and



                       NATIONSBANK OF VIRGINIA, N.A.

                             TABLE OF CONTENTS

ARTICLE I
          LOANS
               SECTION 1.01  Commitment.. . . . . . . . . . . . .    1
               SECTION 1.02  Funding of the Loans . . . . . . . .    1
               SECTION 1.03  Notes. . . . . . . . . . . . . . . .    2
               SECTION 1.04  Principal. . . . . . . . . . . . . .    3
               SECTION 1.05  Interest . . . . . . . . . . . . . .    3
               SECTION 1.06  Commitment Fee . . . . . . . . . . .    4
               SECTION 1.07  Termination and Reduction of
                             Commitments. . . . . . . . . . . . .    4
               SECTION 1.08. Additional Interest. . . . . . . . .    4
               SECTION 1.09. Alternate Rate of Interest . . . . .    4
               SECTION 1.10. Continuation and Conversion of
                             Loans. . . . . . . . . . . . . . . .    5
               SECTION 1.11. Optional Prepayment. . . . . . . . .    6
               SECTION 1.12. Mandatory Prepayment . . . . . . . .    7
               SECTION 1.13. Change in Circumstances. . . . . . .    7
               SECTION 1.14. Change in Legality . . . . . . . . .    8
               SECTION 1.15. Indemnity. . . . . . . . . . . . . .    9
               SECTION 1.16. Negotiated Rates . . . . . . . . . .   10

ARTICLE II
          CONDITIONS OF LENDING . . . . . . . . . . . . . . . . .   10
               SECTION 2.01.  Initial Borrowing . . . . . . . . .   10
               SECTION 2.02.  Each Borrowing. . . . . . . . . . .   11

ARTICLE III
          REPRESENTATIONS AND WARRANTIES. . . . . . . . . . . . .   11
               SECTION 3.01.  Corporate Authority . . . . . . . .   11
               SECTION 3.02.  Good Standing . . . . . . . . . . .   11
               SECTION 3.03.  Binding Agreements. . . . . . . . .   12
               SECTION 3.04.  Litigation. . . . . . . . . . . . .   12
               SECTION 3.05.  No Conflicting Agreements . . . . .   12
               SECTION 3.06.  Financial Condition . . . . . . . .   12











               SECTION 3.07.  Subsidiaries. . . . . . . . . . . .   12
               SECTION 3.08.  Employee Benefit Pension Plans. . .   13
               SECTION 3.09.  No Default. . . . . . . . . . . . .   13

ARTICLE IV
          COVENANTS . . . . . . . . . . . . . . . . . . . . . . .   13
               SECTION 4.01.  Note Agreement. . . . . . . . . . .   13
               SECTION 4.02.  Mergers, Consolidations and
                              Acquisitions  . . . . . . . . . . .   14
               SECTION 4.03.  No Amendment. . . . . . . . . . . .   14
               SECTION 4.04.  Financial Statements and Reports. .   14
               SECTION 4.05.  Taxes . . . . . . . . . . . . . . .   15
               SECTION 4.06.  Payment of Obligations. . . . . . .   15
               SECTION 4.07.  Insurance . . . . . . . . . . . . .   15
               SECTION 4.08.  Corporate Existence . . . . . . . .   15
               SECTION 4.09.  Properties. . . . . . . . . . . . .   15
               SECTION 4.10.  Employee Benefit Pension Plans. . .   15
               SECTION 4.11.  Compliance With Laws. . . . . . . .   16
SECTION 4.12.  Notice of Environmental Matters. . . . . . . . . .   16
               SECTION 4.13.  Licenses and Permits. . . . . . . .   16

ARTICLE V
          NEGATIVE COVENANTS. . . . . . . . . . . . . . . . . . .   16
               SECTION 5.01.  Mergers, Consolidations and
                              Acquisitions. . . . . . . . . . . .   17
               SECTION 5.02.  Mortgages and Pledges . . . . . . .   17
               SECTION 5.03.  Total Debt to Capitalization Ratio.   18
               SECTION 5.04.  Environmental Law Compliance. . . .   18
               SECTION 5.05.  Capital Expenditures. . . . . . . .   18
               SECTION 5.06.  Dividends and Purchase of Stock . .   18
               SECTION 5.07.  Sale and Leaseback. . . . . . . . .   19
               SECTION 5.08.  Transactions with Affiliates. . . .   19
               SECTION 5.09.  Contingent Liabilities. . . . . . .   19

ARTICLE VI
          EVENTS OF DEFAULT . . . . . . . . . . . . . . . . . . .   19
               SECTION 6. 01.  Events of Default. . . . . . . . .   19

ARTICLE VII
          DEFINITIONS . . . . . . . . . . . . . . . . . . . . . .   21
               SECTION 7.01   Definitions . . . . . . . . . . . .   21
               SECTION 7.02   Accounting Terms. . . . . . . . . .   28

ARTICLE VIII
          MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . .   28
               SECTION 8.01.  Costs and Expenses. . . . . . . . .   28
               SECTION 8.02.  Participations in Commitments and
                              Notes . . . . . . . . . . . . . . .   28
               SECTION 8.03   Several Obligations of Banks. . . .   29
               SECTION 8.04   Cumulative Rights and No Waiver . .   29
               SECTION 8.05   Notices . . . . . . . . . . . . . .   29
               SECTION 8.06   Applicable Law. . . . . . . . . . .   30
               SECTION 8.07   Modifications . . . . . . . . . . .   30
               SECTION 8.08   Survivorship. . . . . . . . . . . .   30
               SECTION 8.09   Execution in Counterparts . . . . .   31











               SECTION 8.10   Headings. . . . . . . . . . . . . .   31
               SECTION 8.11   Repayments in Bankruptcy. . . . . .   31
               SECTION 8.12   Capital Adequacy. . . . . . . . . .   31

ARTICLE IX
          RELATIONSHIP BETWEEN BANKS. . . . . . . . . . . . . . .   32
               SECTION 9.01.  Representations of Banks to Each
                              Other . . . . . . . . . . . . . . .   32
               SECTION 9.02.  Set-Offs and Sharing of Payments. .   32

SIGNATURES        . . . . . . . . . . . . . . . . . . . . . . . .   34
EXHIBIT A - Form of promissory notes. . . . . . . . . . . . . . .   35
EXHIBIT B - Form of legal opinion . . . . . . . . . . . . . . . .   38

                             CREDIT AGREEMENT


          CREDIT AGREEMENT dated as of November 1, 1993, among OWENS & MINOR, INC. (the "Company"), a Virginia corporation, CRESTAR BANK
("Crestar"), a Virginia banking corporation, and NATIONSBANK OF VIRGINIA, N.A. ("NationsBank"), a national banking association, such banks being hereinafter referred to collectively as the "Banks".


                                 RECITALS

          The Company, Crestar and NationsBank of North Carolina, N.A. are parties to a Credit Agreement dated as of February 28, 1992 (the "Prior Credit Agreement") and wish to replace that agreement with a new agreement among the Company and the Banks, and the Banks are willing to extend credit to the Company in an aggregate principal amount up to $40,000,000 for the purposes of (i) refinancing the Company's obligations to Crestar and NationsBank of North Carolina, N.A. under the Prior Credit Agreement, and
(ii) to provide working capital and funds for other proper corporate purposes; and

          WHEREAS, the Banks are willing to extend such credit on the terms and subject to the conditions herein set forth,

          NOW THEREFORE, in consideration of the mutual promises herein and for other valuable consideration, the parties agree as follows:


                                 ARTICLE I

                                   LOANS

          SECTION 1.01. Commitment. Subject to the terms and conditions and relying upon the representations and warranties in Article III, each Bank, severally and not jointly, agrees to make Loans to the Company, from time to time at the Company's request, until the Commitment Termination Date, in an aggregate principal amount at any time outstanding not exceeding the amount of such Bank's Commitment. Within such limits, the











Company may borrow, repay and reborrow on or after the date hereof and prior to the Commitment Termination Date, subject to the terms, provisions and limitations set forth herein. Nothing herein contained shall obligate the Company to borrow ratably from the Banks.

          SECTION 1.02. Funding of the Loans. (a) Loans made by either Bank in any one borrowing shall be in a minimum aggregate principal amount of $1,000,000 and in an integral multiple of $500,000.

          (b) Each Loan shall be, at the Company's election, either a CD Loan, a Eurodollar Loan, a Base Rate Loan or a Negotiated Rate Loan. Subject to the other provisions of this Section and the provisions of
Section 1.09, Loans of more than one type may be outstanding at the same time.

          (c) The Company shall give the lending Bank at least two Business Days' prior telephonic notice, in the case of a CD Loan, and at least three Business Days' prior telephonic notice, in the case of a Eurodollar Loan, of each borrowing under Section 1.01. In each case, such notice shall be irrevocable and shall specify the aggregate amount of the proposed borrowing and the date thereof (which shall be a Business Day, and in the event the date specified is not a Business Day the notice shall be deemed a request for a borrowing on the next succeeding Business Day). Such notice, to be effective, must be received by the lending Bank not later than 10:00 a.m., Richmond, Virginia, time, on the second Business Day prior to the date specified for a borrowing consisting of a CD Loan, and on the third Business Day prior to the date specified for a borrowing consisting of a Eurodollar Loan. Such notice shall specify whether the Loan then being requested is to be or be converted to (or what portion or portions thereof are to be or be converted to) a Base Rate Loan, a CD Loan, a Eurodollar Loan or a Negotiated Rate Loan and, if such Loan or any portion or portions thereof is to be a Eurodollar Loan, a CD Loan or a Negotiated Rate Loan, the Interest Period or Interest Periods with respect thereto.
If no such pricing election is specified in the notice, such Loan (or the portion thereof as to which no election is specified) shall be a Base Rate Loan.

          (d) Notwithstanding any provision in this Agreement to the contrary, the Company shall not in any notice of borrowing under this
Section 1.02 request any Eurodollar Loan or CD Loan that, if made, would result in an aggregate of more than 5 separate Eurodollar Loans and CD Loans of the lending Bank being outstanding at any one time. For purposes of the foregoing, Loans having different Interest Periods, regardless of whether they commence or end on the same date, shall be considered separate Loans. The Company may continue any CD Loan or Eurodollar Loan, or convert all or any part of any Base Rate Loans, CD Loans or Eurodollar Loans into Loans or another type, in accordance with Section 1.10 and subject to the limitations set forth therein.

          SECTION 1.03. Notes. The Loans by each Bank and the Company's obligation to repay the Loans with interest in accordance with this Agreement shall be evidenced by this Agreement, the records of such Bank and a Note, substantially in the form of Exhibit A hereto, dated the Closing Date, payable to the order of the Bank in a principal amount equal to the Commitment of such Bank. Each Note shall bear interest from its date on the outstanding principal balance thereof in accordance with
Section 1.05. Each Bank is hereby authorized by the Company to endorse on the schedule attached to its Note (or on a continuation of such schedule attached to such Note and made a part thereof) an appropriate notation evidencing the date and amount of each Loan made, each payment of principal and the other information provided for on such schedule; provided, however, that the failure of either Bank to set forth such Loans, principal payments and other information on such schedule shall not in any manner affect the obligation of the Company to repay principal, interest, and any other obligations in accordance with the terms of the applicable Note and this Agreement. The outstanding aggregate unpaid amount of the Loans of each Bank at any time shall be the principal amount owing on the Note of such Bank at such time. The records of each Bank shall be prima facie evidence of the Loans of such Bank and accrued interest thereon and of all payments made in respect thereof.

          SECTION 1.04. Principal. Prior to the Commitment Termination Date, the outstanding principal amount of each Loan shall be payable on the last day of the Interest Period of such Loan; provided that, if any such day is not a Business Day, such principal shall be payable on the next succeeding Business Day (unless, in the case of a Eurodollar Loan, the same would fall in a succeeding month, in which case such principal shall be payable on the first preceding Business Day). If not paid prior thereto, the unpaid principal balance of each Note shall be due and payable on the Maturity Date. Not later than 45 days before the Maturity Date, the Company may by written notice request that each of the Banks extend the Maturity Date by one year. If each of the Banks agrees in writing to such extension, the Maturity Date shall be extended for one year.

          SECTION 1.05. Interest. (a) Each Loan that is a Base Rate Loan and each other amount payable under this Agreement shall bear interest at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to the Base Rate.

          (b) Subject to the provisions of Section 1.09, each Loan that is a CD Loan shall bear interest at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to the Adjusted CD Rate plus the Applicable Margin. The lending Bank shall determine the applicable Adjusted CD Rate for each such Loan at 10:00 a.m., Richmond, Virginia, time, or as soon as practicable thereafter, on the first day of the applicable Interest Period and shall notify the Company of the Adjusted CD Rate so determined.

          (c) Subject to the provisions of Section 1.09, each Loan that is a Eurodollar Loan shall bear interest at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to the Adjusted Eurodollar Rate plus the Applicable Margin. The lending Bank shall determine the applicable Adjusted Eurodollar Rate for each such Loan at 11:00 a.m., Richmond, Virginia, time, or as soon as practicable thereafter, on the date when such determination is to be made in respect of such Interest Period and shall notify the Company of the Adjusted Eurodollar Rate so determined.

          (d) Interest on each Loan shall be payable on each applicable Interest Payment Date, commencing with the first of such dates after the date of such Loan, and on each Conversion Date, and on the Maturity Date.

          SECTION 1.06. Commitment Fee. In consideration of the Commitments hereunder, the Company shall pay to each Bank on the last day of each calendar quarter, commencing with the first such date after the date hereof, and on the date of any reduction or termination of the Commitments, a commitment fee (hereinafter called the "Commitment Fee") equal to 1/4 of 1% per annum (computed on the basis of the actual number of days elapsed over a year of 365 days) times the average amount of the unused portion of the Commitment of such Bank during the preceding quarter. The Commitment Fee shall commence to accrue as of the date hereof, and shall cease to accrue on the earlier of the Conversion Date or the Commitment Termination Date.

          SECTION 1.07. Termination and Reduction of Commitments. The Company may terminate in full, or from time to time permanently reduce in part, the Commitment of either Bank, in each case upon at least three Business Days' prior telephonic notice to the Bank, provided that a termination or reduction that would require the prepayment under Section
1.12 of a Fixed Rate Loan may be made only on the last day of the Interest Period in effect for such Loan. Each partial reduction of a Bank's Commitment shall be in a minimum aggregate principal amount of $1,000,000 or in an integral multiple thereof. Once reduced, a Bank's Commitment cannot be reinstated without its written consent.

          SECTION 1.08. Additional Interest. Any amount which is not paid when due, whether at the stated maturity thereof, by acceleration or otherwise, shall bear interest thereafter at the Post-Default Rate.

          SECTION 1.09. Alternate Rate of Interest. (a) If on the day two Business Days prior to the commencement of any Interest Period for a Eurodollar Loan, the lending Bank shall have determined (which determination shall be conclusive and binding upon the Company) that dollar deposits in the amount of the principal of such Eurodollar Loan are not generally available in the relevant interbank market, or that the rate at which such dollar deposits are being offered will not adequately and fairly reflect the cost to the Bank of making or maintaining the principal amount of such requested Eurodollar Loan during such Interest Period, or that reasonable means do not exist for ascertaining the Adjusted Eurodollar Rate, the lending Bank shall, as soon as practicable thereafter, give telephonic notice of such determination to the Company, and any request by the Company for a Eurodollar Loan or for conversion to or maintenance of a Eurodollar Loan pursuant to Section 1.02, 1.07 or 1.10 shall be deemed a request for a Base Rate Loan. After such notice shall have been given and until the circumstances giving rise to such notice no longer exist, each request for a Eurodollar Loan shall be deemed to be a request for a Base Rate Loan. Each determination by the lending Bank hereunder shall be conclusive absent manifest error.

          (b) If on or before the day on which the Adjusted CD Rate for a CD Loan is to be determined, the lending Bank shall have determined (which determination shall be conclusive and binding upon the Company) that such Adjusted CD Rate for such Loan cannot be ascertained for any reason, including, without limitation, the inability of the lending Bank to obtain sufficient bids in accordance with the terms of this Agreement or the lending Bank shall determine that the Adjusted CD Rate for such CD Loan will not adequately and fairly reflect the cost to the Bank of making or maintaining such principal amount during the Interest Period for such Loan, the lending Bank shall, as soon as practicable thereafter, give telephonic notice of such determination to the Company, and any request by the Company for a CD Loan or for conversion to or maintenance of a CD Loan pursuant to Sections 1.02 or 1.07 shall be deemed to be a request for a Base Rate Loan. After such notice shall have been given and until the circumstances giving rise to such notice no longer exist, each request for a CD Loan shall be deemed to be a request for a Base Rate Loan. Each determination by the lending Bank hereunder shall be conclusive absent manifest error.

          SECTION 1.10. Continuation and Conversion of Loans. Subject to Sections 1.13 and 1.14, the Company may, at any time in the case of conversion into or continuation of CD Loans, and on two Business Days' notice in the case of conversion into or continuation of Eurodollar Loans (which notice, to be effective, must be received by the lending Bank not later than 10:00 a.m., Richmond, Virginia, time) preceding the date of any continuation or conversion, elect (i) to continue any Eurodollar Loan, CD Loan, or portion thereof, into a subsequent Interest Period and (ii) to convert any Loan or portion thereof into a Loan of a different type, subject in each case to the selection of Interest Periods, if applicable, and the payment in full of each Loan on the last day of the Interest Period therefor and subject in each case to the following:

          (a) no Default (except in the case of conversion to Base Rate Loans) shall have occurred and be continuing at the time of such notice or such continuation or conversion;

          (b) in the case of a continuation or conversion of less than all Loans, the aggregate principal amount of Loans continued or converted shall not be less than $1,000,000, and shall be in integral multiples of $500,000;

          (c) each conversion shall be effected by each Bank as if the proceeds of the new Base Rate Loan, Eurodollar Loan or CD Loan, as the case may be, were applied to payment of the Loan (or portion thereof) being converted, and accrued interest on the Loan (or portion thereof) being converted shall be paid by the Company on and as of the Conversion Date;

          (d) if the new Loan made in respect of a conversion shall be a Eurodollar Loan or a CD Loan, the first Interest Period with respect thereto shall commence on the Conversion Date;

          (e) no Loan may be converted to a Eurodollar Loan less than one month before the Maturity Date, and no Loan may be converted to a CD Loan less than 30 days before the Maturity Date;

          (f) no Fixed Rate Loan shall have an Interest Period that would extend beyond the Maturity Date;

          (g) a Eurodollar Loan or CD Loan may be converted to another type of Loan only on the last day of the current Interest Period;

          (h)  the Conversion Date shall be a Business Day with respect to the new Loan;

          (i) no Loan (or portion thereof) may be converted to a Eurodollar Loan or CD Loan if, after such conversion, and after giving effect to any prepayment of Loans, an aggregate of more than 5 separate Eurodollar Loans and CD Loans of either Bank would be outstanding hereunder (determined as set forth in Section 1.02(d)); and

          (j) each request for a Eurodollar Loan or CD Loan or a continuation thereof that fails to state an applicable Interest Period shall be deemed to be a request for an Interest Period of a one-month or 30-day duration, respectively.

In the event that the Company shall not give notice to continue any Eurodollar Loan or CD Loan into a subsequent Interest Period or convert any such Loan into a Loan of the other type, such Loan (unless repaid in full) shall automatically become a Base Rate Loan at the expiration of the then current Interest Period.

          SECTION 1.11. Optional Prepayment. (a) The Company shall have the right at any time and from time to time to prepay any Base Rate Loan, in whole or in part, without premium or penalty, upon telephonic notice to the Banks; provided however, that each such partial prepayment shall be in the principal amount of at least $500,000 or in an integral multiple thereof.

          (b) The Company shall have the right to prepay any Eurodollar Loan, CD Loan or Negotiated Rate Loan, in whole or in part, on the last day of the Interest Period in effect for such Loan upon at least two Business Days', in the case of a CD Loan, and three Business Days', in the case of a Eurodollar Loan, prior telephonic notice to the Bank; provided, however, that each such partial prepayment shall be in the principal amount of at least $500,000 or an integral multiple thereof. The Company shall not prepay any Eurodollar Loan, CD Loan or Negotiated Rate Loan, except on the last day of the Interest Period in effect for such Loan as provided above (subject to Section 1.14).

          (c) Each notice of prepayment shall specify the Loan(s) to be prepaid, the prepayment date and the principal amount of each Loan to be prepaid, shall be irrevocable and shall commit the Company to prepay each such Loan by the amount stated in such notice. All prepayments under this Section shall be accompanied by accrued interest on the principal amount being prepaid to the date of prepayment. Amounts prepaid pursuant to this Section prior to the Commitment Termination Date shall be available to be reborrowed from the Banks hereunder in accordance with the terms hereof to the extent such reborrowings do not cause the outstanding Loans to exceed the then outstanding Commitments of the Banks.

          SECTION 1.12. Mandatory Prepayment. The Company shall prepay the Loans upon reduction of the Commitments pursuant to Section 1.07 in an amount sufficient to reduce the outstanding principal balance of the Loans to an amount not greater than the reduced Commitments. All prepayments under this Section shall be accompanied by accrued interest on the principal amount being prepaid to the date of prepayment.












          SECTION 1.13. Change in Circumstances. (a) In the event of any Regulatory Change or any change after the date hereof in conditions with respect to cost of funding or otherwise affecting the transactions contemplated by this Agreement or the Notes that:

        (i) subjects any Bank to any tax with respect to any Eurodollar Loan or CD Loan (other than any tax on the overall net income of such Bank or of the lending office or affiliate of such Bank making any Eurodollar Loan hereunder) imposed by the United States or by the jurisdiction in which such Bank has its principal office (or in which such lending office or affiliate is located) or any political subdivision or taxing authority therein; or

       (ii) changes the basis of taxation of any payment to either Bank of principal of or interest on any Eurodollar Loan or CD Loan or other fees and amounts payable hereunder, or any combination of the foregoing; or

      (iii) imposes, modifies or deems applicable any reserve (other than, in the case of Fixed Rate Loans, any reserve taken into account in the computation of CD Statutory Reserves or Eurodollar Statutory Reserves, as the case may be), deposit or similar requirement against any assets held by, deposits with or for the account of or loans or commitments by an office of such Bank; or

       (iv) imposes upon such Bank or the relevant interbank market any other condition with respect to the Eurodollar Loans, upon such Bank any other conditions with respect to CD Loans or upon such Bank any other condition with respect to this Agreement, and the result of any of the foregoing is to increase the cost to such Bank of making or maintaining any Eurodollar Loan or CD Loan hereunder or to reduce the amount of any payment (whether of principal, interest or otherwise) received or receivable by such Bank, or to require such Bank to make any payment in connection with any Eurodollar Loan or CD Loan, then and in each such case the Company shall pay to such Bank, as provided in paragraph (b) below, such amounts as shall be necessary to compensate such Bank for such cost, reduction or payment; provided, however, that the Company may, at its option and upon notice to the Banks, either (i) elect to convert such Loan of such Bank into a Base Rate Loan upon the payment by the Company of the increased costs described above incurred prior to such conversion and any amount owing in respect of Section 1.15 hereof, it being understood that (A) for purposes of Sections 1.10, 1.11 and 1.12, such Base Rate Loan shall be subject to prepayment or conversion only at such times and on such conditions as the Loan from which it was converted and (B) upon such increased costs being eliminated, or reduced by an amount deemed sufficient by the Company, such Base Rate Loan will be converted into a Loan of the same type as the Loan previously converted into such Base Rate Loan having an Interest Period expiring on the same date as the Loan previously converted into such Base Rate Loan or (ii) with the prior consent of the Bank, elect to convert all (but not less than all) Loans of such Bank of the same type and Interest Period as the Loan subject to such change into Loans of a different type upon the payment of all amounts that are due under Section 1.15, such conversion to be subject to the provisions of
Section 1.10 (other than clause (i) thereof).












          (b) Each Bank shall promptly deliver to the Company from time to time one or more certificates setting forth the amounts due to such Bank under paragraph (a) above, the basis for the computation thereof and the changes as a result of which such amounts are due. Each certificate shall be conclusive in the absence of manifest error. The Company shall pay to each Bank the amounts shown as due on any such certificate within 10 days after its receipt of the same. No failure on the part of either Bank to demand compensation under paragraph (a) or (b) above on any one occasion shall constitute a waiver of its right to demand such compensation on any other occasion. The protection of this Section shall be available to each Bank regardless of any possible contention of the invalidity or inapplicability of any law, regulation or other condition that gives rise to any right of such Bank for compensation hereunder.

          SECTION 1.14. Change in Legality. (a) Notwithstanding anything to the contrary contained elsewhere in this Agreement, if any Regulatory Change shall make it unlawful for a Bank to make or maintain a Eurodollar Loan or a CD Loan or to give effect to its obligations as contemplated hereby with respect to a Eurodollar Loan or a CD Loan, then, by written notice to the Company, such Bank may:

        (i) declare that Eurodollar Loans or CD Loans, as the case may be, will not thereafter be made by such Bank hereunder, whereupon the Company shall be prohibited from requesting Eurodollar Loans or CD Loans, as the case may be, from such Bank unless such declaration is subsequently withdrawn; and

       (ii) require that all outstanding Eurodollar Loans or CD Loans, as the case may be, made by it be converted to Base Rate Loans, whereupon all of such Eurodollar Loans or CD Loans, as the case may be, shall be automatically converted to Base Rate Loans as of the effective date of such notice as provided in paragraph (b) below (notwithstanding the provisions of Section 1.07).

          (b) For purposes of this Section 1.14, a notice to the Company by any Bank pursuant to paragraph (a) above shall be effective with respect to outstanding Eurodollar Loans or CD Loans, as the case may be, on the last day of the then current Interest Period; in all other cases, such notice shall be effective on the date of receipt by the Company.

          SECTION 1.15. Indemnity. The Company shall reimburse each Bank on demand for any loss incurred or to be incurred by it in the reemployment of the funds released by any prepayment or conversion of any Eurodollar Loan, CD Loan or Negotiated Rate Loan required or permitted by any provision of this Agreement if such Loan is prepaid or converted other than on the last day of the Interest Period for such Loan. Such loss shall be the difference as reasonably determined by such Bank between the amount that would have been realized by such Bank for the remainder of such Interest Period for such Loan based on the interest rate applicable thereto during such Interest Period and any lesser amount that would be realized by such Bank in reemploying the funds received in prepayment (or realized from the Loan so converted) by making a Loan of the same type, in the principal amount prepaid or converted during the period from the date of prepayment or conversion to the last day of the Interest Period of the Loan being prepaid or converted. Without duplication of the foregoing indemnity payments, the Company will indemnify each Bank against any actual loss or expense that such Bank may sustain or incur as a consequence of any default in payment or prepayment of the principal amount of any Loan or any part thereof or interest accrued thereon, as and when due and payable (at the due date thereof, by notice of prepayment or otherwise), or the occurrence of any Event of Default, including but not limited to any loss or expense sustained or incurred in liquidating or employing deposits from third parties acquired to effect or maintain such Loan or any part thereof. Each Bank demanding indemnification under this Section 1.15 shall provide to the Company a statement, signed by an officer of such Bank and supported where applicable by documentary evidence, explaining the amount of any such actual loss or expense, which statement shall, in the absence of manifest error, be conclusive with respect to the parties hereto.

          SECTION 1.16. Negotiated Rates. Either Bank may at its sole option from time to time offer to make a Loan to the Company at a Negotiated Rate, but neither Bank shall be obligated to offer a Negotiated Rate at any time. Each Negotiated Rate Loan shall be subject to such terms and conditions, including amount, notice and Interest Period as the lending Bank may determine in its sole discretion.


                                ARTICLE II

                           CONDITIONS OF LENDING

          SECTION 2.01. Initial Borrowing. The obligations of the Banks to make an initial Loan hereunder are subject to the following conditions, each of which shall be satisfied on or before the Closing Date:

          (a) The Company shall have terminated the commitments of Crestar and of NationsBank of North Carolina, N.A. to make loans to it under the Prior Credit Agreement.

          (b) The Company shall have delivered to each of the Banks a duplicate original of this Agreement executed on the Company's behalf by its duly authorized officer.

          (c) Each Bank shall have received a duly executed Note payable to its order and otherwise complying with the provisions of Section 1.03.

          (d) Each Bank shall have received certified copies of corporate resolutions and other documents evidencing corporate action taken by the Company to authorize this Agreement, the Notes and the borrowings hereunder.

          (e) The representations and warranties contained in Article III shall be true and correct in all material respects, and the Banks shall have received a certificate to such effect signed by a duly authorized representative of the Company.

          (f) Each Bank shall have received the written opinion of Drew St. J. Carneal, Esq., Senior Vice President, Corporate Counsel and Secretary of the Company, substantially in the form of Exhibit B hereto.












          (g) All legal matters incident to this Agreement and the Loans shall be satisfactory to Mays & Valentine.

          SECTION 2.02. Each Borrowing. As a condition to each Loan to be made hereunder:

          (a) Each Bank shall have received a notice of such Loan as required by Section 1.02.

          (b) Each representation and warranty set forth in Article III shall be true and correct on and as of the date of such borrowing with the same effect as though such representations and warranties had been made on and as of such date, both before and after giving effect to such Loan and the application of the proceeds thereof. The representations and warranties set forth in Section 3.06 shall be deemed to apply to the most recent financial statements furnished by the Company to the Banks pursuant to Section 4.04.

          (c) At the time of each borrowing, and after giving effect thereto, the Company shall be in compliance with all terms and provisions of this Agreement on its part to be observed or performed, and at the time of and immediately after such borrowing no Default shall have occurred and be continuing.

          (d) Such Loan will not contravene any Legal Requirement applicable to either Bank.

Each borrowing hereunder shall be deemed to be a representation and warranty by the Company on the date of such borrowing as to the matters specified in paragraphs (b) and (c) of this Section.


                                ARTICLE III

                      REPRESENTATIONS AND WARRANTIES

          As an inducement to the Banks to enter into this Agreement and to make Loans hereunder, the Company represents and warrants to the Banks that:

          SECTION 3.01. Corporate Authority. The Company has full corporate power and authority to enter into this Agreement, to make the borrowings hereunder, to execute and deliver the Notes and to incur the obligations provided for herein and therein, all of which have been duly authorized by all proper and necessary corporate action. No consent or approval of stockholders or consent or approval of, notice to or filing with, any public authority is required as a condition to the validity of this Agreement or the Notes.

          SECTION 3.02. Good Standing. The Company and its Subsidiaries (other than Owens & Minor Minnesota, Inc.) are each a corporation organized and existing in good standing under the laws of the jurisdiction of their respective incorporation, and each corporation has the corporate power to own its property and to carry on its business as now being conducted, is in good standing, and is duly qualified to do business in each jurisdiction in which the failure to qualify could have a material adverse effect on the financial condition of the Company or its ability to perform its obligations hereunder or under the Notes.

          SECTION 3.03. Binding Agreements. This Agreement constitutes, and the Notes when issued and delivered pursuant hereto for value received will constitute, the valid and binding obligations of the Company enforceable in accordance with their terms.

          SECTION 3.04. Litigation. There are no proceedings pending or, so far as the officers of the Company know, threatened before any court or administrative agency that, in the opinion of the officers of the Company, will materially adversely affect the financial condition or operations of the Company or any of its Subsidiaries.

          SECTION 3.05. No Conflicting Agreements. There is no charter, by-law or preference stock provision of the Company or any of its Subsidiaries and no provision of any existing mortgage, indenture, contract or agreement binding on the Company or any Subsidiary or affecting their respective properties, that would conflict with or in any way prevent the execution, delivery, or carrying out of the terms of this Agreement or the Notes.

          SECTION 3.06. Financial Condition. The consolidated balance sheet of the Company and its Subsidiaries as of December 31, 1992, and the related consolidated statements of income, stockholders' equity and cash flows for the period then ended, certified by KPMG Peat Marwick, heretofore delivered to the Banks, are complete and correct and fairly present the financial condition of the Company and its Subsidiaries and the results of their operations and transactions in their surplus accounts as of the date and for the period referred to therein and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis. There are no material liabilities, direct or indirect, fixed or contingent, of the Company or any of its Subsidiaries as of the date of such balance sheet that are not reflected therein or in the notes thereto. There has been no material adverse change in the financial condition or operations of the Company or any of its Subsidiaries since the date of said balance sheet, and there has been no other material adverse change in the Company.

          SECTION 3.07. Subsidiaries. The Company has the following Subsidiaries and no others:

          Owens & Minor West, Inc.
          Koley's Medical Supply, Inc.
          Lyons Physician Supply Company
          A. Kuhlman & Co.
          Owens & Minor Minnesota, Inc.
          National Medical Supply Corporation
          Harbor Medical, Inc.

Each of the above Subsidiaries is wholly-owned.

          SECTION 3.08. Employee Benefit Pension Plans. No Reportable Event exists in connection with any employee benefit plan of the Company or any Subsidiary covered by ERISA (including any plan of any member of a controlled group of corporations and all trades and businesses (whether or not incorporated) under common control which, together with the Company or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code, which might constitute grounds for the termination of any such plan by the PBGC or for the appointment of any trustee to administer any such plan by the appropriate United States district court.

          SECTION 3.09. No Default. No default in payment or performance by the Company or any of its Subsidiaries, and no event which, with the giving of notice or the lapse of time, or both, would constitute such a default, has occurred and is continuing in connection with any indebtedness for borrowed money of the Company or any of its Subsidiaries.


                                ARTICLE IV

                           AFFIRMATIVE COVENANTS

          From and after the Closing Date and so long as any amount remains unpaid under the Notes or under this Agreement and until the Commitment Termination Date, the Company shall:

          SECTION 4.01. Financial Statements and Reports. Furnish to each Bank (i) as soon as available, but in no event more than forty-five (45) days after the end of each of its first three (3) quarterly periods in each fiscal year, a consolidated balance sheet of the Company and its Subsidiaries as of the close of such quarter and a consolidated profit and loss statement to the close of such quarter, certified by the chief financial officer or treasurer of the Company and accompanied by a certificate of that officer (x) stating that the Company is in compliance with all of the terms and conditions of this Agreement and that no Default has occurred, or if a Default has occurred, stating the facts with respect thereto and (y) containing information in sufficient detail to allow the Banks to confirm that the Company is then in compliance with the financial covenants contained herein; (ii) as soon as available, but in no event more than ninety (90) days after the close of each of the Company's fiscal years, a copy of the annual audit report of the Company and its Subsidiaries in reasonable detail, substantially similar to the audited financial statements referred to in Section 3.06 above, prepared in accordance with generally accepted accounting principles applied on a basis consistent with that of the preceding year and certified by KPMG Peat Marwick, or other independent certified public accountants satisfactory to the Banks, which report shall include a consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal year, a consolidated income statement of the Company and its Subsidiaries for such fiscal year, and consolidated statements of stockholders' equity and cash flows of the Company and its Subsidiaries for such fiscal year, accompanied by a certificate of said accountants stating whether any Default existed as of the end of such fiscal year, and, if so, stating the facts with respect thereto; (iii) as soon as available, but in no event more than sixty (60) days after the close of each of the Company's fiscal years, a copy of the projected budget of the Company for the following fiscal year; (iv) promptly upon their becoming available, copies of all financial statements, reports, notices, and proxy statements sent by the Company or any of its











Subsidiaries to stockholders and of all regular, periodic and special reports filed by the Company or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental authority succeeding to any or all of the functions of the Securities and Exchange Commission; and (v) such additional information, reports, and statements as the Banks or either of them may from time to time reasonably request. The Company will also upon request permit the Banks, or either of them, and their respective agents to inspect its books and records and those of its Subsidiaries and discuss its affairs with its officers.

          SECTION 4.02. Working Capital Ratio. Maintain as of the end of each fiscal quarter of the Company a ratio of total Consolidated Current Assets to total Consolidated Current Liabilities of not less than 1.4 to 1.

          SECTION 4.03. Tangible Net Worth. Maintain Consolidated Tangible Net Worth as of the end of each fiscal quarter of the Company of not less than Seventy-Five Million Dollars ($75,000,000) plus fifty percent (50%) of the consolidated net income of the Company and its Subsidiaries for the period beginning on January 1, 1993 and extending through the end of such fiscal quarter.

          SECTION 4.04. Minimum Fixed Charge Coverage Ratio. Maintain a ratio, measured as of the end of each fiscal quarter, of (a) the sum of its consolidated net income before income taxes, plus interest expense, consolidated rental expense, depreciation and amortization for the four fiscal quarters ending on such date to (b) the sum of (i) the current maturities of long-term debt as shown on the consolidated balance sheet as of such date, (ii) consolidated interest expense for the four quarters ending on such date, consolidated rental expense for the four quarters ending on such date (other than rent on capitalized leases), and dividends paid during such four quarters, all as determined in accordance with generally accepted accounting principles, of not less than 1.5 to 1. The ratio computed as provided in this Section 4.04 is herein referred to as the "Fixed Charge Coverage Ratio".

          SECTION 4.05. Taxes. Pay and discharge, and cause each of its Subsidiaries to pay and discharge all taxes, assessments and governmental charges upon it, its income, and its properties prior to the date on which penalties are attached thereto, unless and to the extent only that such taxes, assessments, and governmental charges shall be contested by it in good faith and by appropriate proceedings, and the Company shall have set aside on its books adequate reserves with respect to any such tax, assessment or charge so contested.

          SECTION 4.06. Payment Of Obligations. Pay and discharge and cause each of its Subsidiaries to pay and discharge at or before their maturity all their respective indebtedness and other obligations and liabilities, except when the same may be contested in good faith and by appropriate proceedings, and the Company shall have set aside on its books adequate reserves with respect to any such obligation or liability.

          SECTION 4.07. Insurance. Maintain, and cause each of its Subsidiaries to maintain adequate insurance with responsible companies satisfactory to the Banks in such amounts and against such risks as is customarily carried by owners of similar businesses and property.












          SECTION 4.08. Corporate Existence. Maintain, and cause each of its Subsidiaries (other than Owens & Minor Minnesota, Inc.) to maintain its corporate existence in good standing, provided that nothing contained herein shall prohibit the merger of any Subsidiary into the Company or into any other wholly-owned Subsidiary or the dissolution of any Subsidiary which has no assets.

          SECTION 4.09. Properties. Maintain, preserve, and protect, and cause each of its Subsidiaries to maintain, preserve, and protect, all material franchises and trade names and preserve all the remainder of its property material to the conduct of its business and keep the same in good repair, working order, and condition, and from time to time make or cause to be made all needful and proper repairs, renewals, replacements, betterments, and improvements thereto (subject to the limitations of Section 5.05 hereof) so that the business carried on in connection therewith may be properly and efficiently conducted at all times, and permit the Banks and their respective agents to enter upon and inspect such properties during normal business hours with prior reasonable notice, provided that nothing contained herein shall prevent the Company or any Subsidiary from selling or otherwise disposing of any such property if such property is no longer material to the business of the Company or such Subsidiary, nothing contained in this Section 4.09 shall prohibit the sale by the Company of other assets if the fair market value of all such assets sold after December 31, 1992 does not exceed 15% of the Consolidated Tangible Net Worth at the end of the most recently ended fiscal year of the Company, and nothing contained in this Section 4.09 shall prohibit any Subsidiary from transferring any property to the Company or to any other wholly-owned Subsidiary.

          SECTION 4.10. Employee Benefit Pension Plans. Promptly during each year pay, or cause a Subsidiary to pay, contributions that in the judgment of the chief executive and chief financial officers of the Company after reasonable inquiry are believed adequate to meet at least all applicable minimum funding standards set forth in Sections 302 through 305 of ERISA, with respect to each employee benefit plan of the Company covered by ERISA (including any plan of any member of a controlled group of corporations and all trades and businesses (whether or not incorporated) under common control which, together with the Company, are treated as a single employer, under Section 414 of the Code); file or cause to be filed each annual report required to be filed pursuant to Section 103 of ERISA in connection with each such plan for each year; and notify the Banks within ten (10) days of the occurrence of a Reportable Event that could constitute grounds for termination of any such plan by PBGC or for the appointment by the appropriate United States District Court of a trustee to administer any such plan, provided that nothing contained herein shall prohibit the Company or any Subsidiary from terminating any such plan if it has theretofore complied with the provisions of this Section.

          SECTION 4.11. Compliance With Laws. Comply and cause each of its Subsidiaries to comply in all material respects with all material applicable laws, rules, regulations and orders of any governmental authority having jurisdiction over it, including without limitation the Occupational Safety and Health Act of 1970, the Americans with Disabilities Act of 1990 and those laws, rules, regulations and orders relating to the environment.

          SECTION 4.12. Notice of Environmental Matters. Immediately advise Banks in writing of (a) any and all enforcement, cleanup, remedial, removal, or other governmental or regulatory actions instituted, completed or, to the knowledge of the Company, threatened pursuant to any applicable federal, state, or local laws, ordinances or regulations relating to any Hazardous Materials affecting the business operations of the Company or any Subsidiary, and (b) all claims made or, to the knowledge of the Company or any Subsidiary, threatened by any third party against the Company or any Subsidiary relating to damages, contribution, cost recovery compensation, loss or injury resulting from any Hazardous Materials and immediately notify Bank of any remedial action taken by the Company or any Subsidiary in response to any such action or claim or threatened action or claim with respect to the business operations of the Company or any of its Subsidiaries.

          SECTION 4.13. Licenses and Permits. Keep in force and effect all licenses and permits necessary to the proper conduct of its business and that of its Subsidiaries.


                                 ARTICLE V

                            NEGATIVE COVENANTS

          From and after the Closing Date and so long as any amount remains unpaid under the Notes or under this Agreement and until the Commitment Termination Date, without the prior written consent of both of the Banks the Company will not:

          SECTION 5.01. Mergers, Consolidations and Acquisitions. Enter into any merger or consolidation with, or acquiring all or substantially all of the assets of any person, firm, joint venture or corporation, and refrain from permitting any Subsidiary so to do, if the aggregate cost to the Company or such Subsidiary (including any indebtedness, subordinated or otherwise, incurred or liabilities assumed in connection with any such transaction) exceeds 30% of Consolidated Tangible Net Worth at the end of the Company's fiscal year next preceding such transaction.

          SECTION 5.02. Mortgages and Pledges. Create, incur, assume, or suffer to exist any mortgage, pledge, lien, or other encumbrance of any kind upon, or any security interest in, any of its property or assets, whether now owned or hereafter acquired, or permit any Subsidiary so to do, except (i) liens for taxes not yet delinquent or being contested in good faith and by appropriate proceedings; (ii) liens in connection with worker's compensation, unemployment insurance, or other social security obligations; (iii) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety or appeal bonds, and other obligations of like nature arising in the ordinary course of business; (iv) mechanic's, workman's, materialman's, landlord's, carrier's, or other like liens arising in the ordinary course of business with respect to obligations that are not due or that are being contested in good faith; (v) mortgages, pledges, liens, and encumbrances in favor of the Banks ratably securing obligations under this











Agreement; (vi) liens existing as of the date of this Agreement; (vii) zoning restrictions, easements, licenses, restrictions on the use of real property or minor irregularities in the title thereto, which do not, in the opinion of the Company, materially impair the use of such property in the operation of the business of the Company or the value of such property for the purposes of such business; (viii) any mortgage, encumbrance or other lien upon, or security interest in, any property hereafter acquired by the Company or such Subsidiary created contemporaneously with such acquisition to secure or provide for the payment or financing of any part of the purchase price thereof, or the assumption of any mortgage, encumbrance or lien upon, or security interest in, any such property hereafter acquired existing at the time of such acquisition, or the acquisition of any such property subject to any mortgage, encumbrance or other lien or security interest without the assumption thereof, provided that each such mortgage, encumbrance, lien or security interest shall attach only to the property so acquired and fixed improvements thereon; (ix) any judgment which is adequately insured or indemnified against or which does not remain undischarged for a period of thirty (30) days during which time execution is not effectively stayed; (x) liens on assets of Subsidiaries to secure amounts owing the Company; and (xi) the extension, renewal or replacement of any lien or charge permitted by the foregoing clauses (vi) and (viii) with respect to the same property and the extension, renewal or replacement (without increase in the principal amount) of any obligations secured thereby. Nothing contained in this Section 5.02 shall prohibit the Company from entering into any lease required to be capitalized by generally accepted accounting principles in accordance with the Financial Accounting Standards Board Statement No. 13 (Accounting for Leases) in effect on
June 1, 1992, provided such lease is not otherwise prohibited by the terms of this Agreement.

          SECTION 5.03. Total Debt to Capitalization Ratio. Permit the ratio of (a) the sum without duplication of consolidated Total Funded Debt and consolidated contingent obligations of the Company and its Subsidiaries to (b) the sum without duplication of consolidated Total Funded Debt, consolidated contingent obligations and stockholders' equity to exceed
.60 to 1 as of the end of any fiscal quarter of the Company. The ratio computed as provided in this Section 5.03 is herein referred to as the Total Debt to Capitalization Ratio.

          SECTION 5.04. Environmental Law Compliance. Use or permit any other party to use any Hazardous Materials at any place of business of the Company or any Subsidiary except such materials as are incidental to the normal course of business, maintenance and repair of the Company or such Subsidiary, and are in strict accordance with applicable laws. The Company agrees to permit the Banks and their respective agents, contractors and employees to enter and inspect any of the places of business of the Company or any Subsidiary at the Banks' expense at any reasonable times upon three
(3) days' prior notice for the purposes of conducting an environmental investigation and audit (including taking physical samples) to insure that the Company and its Subsidiaries are complying with this covenant. The Company shall provide the Banks and their respective agents, contractors, employees and representatives with access to and copies of any and all data and documents relating to or dealing with any Hazardous Materials used, generated, manufactured, stored or disposed of by the business operations of the Company and its Subsidiaries within five (5) days of the request therefor.

          SECTION 5.05. Capital Expenditures. If the Total Debt to Capitalization Ratio exceeds .45 to 1 as of the end of any fiscal quarter of the Company, make any capital expenditures in the next fiscal quarter which when added to the capital expenditures made in the prior quarters of such fiscal year exceed 200% of the projected depreciation and amortization expense (exclusive of amortization of goodwill) for such fiscal year. For purposes of determining compliance with this Section 5.05 the projected amounts shall be those shown in the projected budget delivered to the Banks pursuant to Section 4.01.

          SECTION 5.06. Dividends and Purchase of Stock. Declare or pay any dividends (other than dividends payable in capital stock of the Company) on any shares of any class of its capital stock, or apply any of its property or assets to the purchase, redemption, or other retirement of, or set apart any sum for the payment of any dividends on, or for the purchase, redemption, or other retirement of, or make any other distribution by reduction of capital or otherwise in respect of, any shares of any class of capital stock of the Company, if after the declaration or payment of such dividend or distribution, the Company could not be in compliance with any provision of this Agreement.

          SECTION 5.07. Sale and Leaseback. Directly or indirectly enter into any arrangement whereby the Company or any Subsidiary shall sell or transfer any of its fixed assets then owned by it and shall thereupon or within one year thereafter rent or lease the assets so sold or transferred, other than transactions between the Company and a wholly-owned Subsidiary, if after giving effect thereto the aggregate net proceeds of all such sales and transfers made after December 31, 1992 shall exceed ten percent (10%) of Consolidated Tangible Net Worth.

          SECTION 5.08. Transactions with Affiliates. Enter into or be a party to, or permit a Subsidiary to enter into or be a party to, any transaction or arrangement with any Affiliate (including without limitation, the purchase from, sale to or exchange of property with, or the rendering of any service by or for, any Affiliate), except in the ordinary course of and pursuant to the reasonable requirements of the Company's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would obtain in a comparable arm's-length transaction with a person other than an Affiliate.

          SECTION 5.09. Contingent Liabilities. Assume, guarantee, endorse or otherwise become surety for or upon the obligation of any person, firm, joint venture or corporation, or permit any of its Subsidiaries to do so, other than guaranties by the Company of lease obligations of Subsidiaries, unless the amount of such contingent obligation is limited to a stated maximum dollar exposure.


                                ARTICLE VI

                             EVENTS OF DEFAULT

          SECTION 6.01.  Events of Default.  Each of the following shall constitute an "Event of Default":

          (a) Default shall be made by the Company in the payment of any interest upon any Note when such interest is due and payable, and such default shall continue unremedied for a period of five (5) days after the Company shall have been given notice thereof by the holder of such Note; or

          (b) Default shall be made by the Company in the payment of any Commitment Fee payable hereunder and such default shall continue unremedied for a period of five (5) days after the Company shall have been given notice thereof; or

          (c) Default shall be made in the payment of any installment of principal of any Note, when and as the same becomes due and payable whether at the stated maturity thereof or by acceleration or otherwise and such default shall continue unremedied for a period of five (5) days; or

          (d) Default shall be made in the due observance or performance of any other term, covenant or agreement contained in this Agreement and such default shall continue unremedied for a period of fifteen (15) days after the Company shall have been given notice thereof; or

          (e) A custodian, other than a trustee, receiver or agent appointed or authorized to take charge of less than substantially all of the property of the Company or any Subsidiary for the purpose of enforcing a lien against such property, is appointed for, or takes possession of any property or assets of, the Company or any Subsidiary; or

          (f) Any representation or warranty made by the Company herein or any statement or representation made in any certificate, report, or opinion delivered pursuant hereto shall prove to have been incorrect in any material respect when made; or

          (g) The Company or any Subsidiary shall be generally not paying its debts as such debts become due, shall become insolvent or unable to meet its obligations as they mature, shall make an assignment for the benefit of creditors, shall consent to the appointment of a trustee or a receiver, or shall admit in writing its inability to pay its debts as they mature; or

          (h) A trustee or receiver (other than a custodian described in subsection (e)) shall be appointed for the Company or any Subsidiary or for a substantial part of its properties without the consent of the Company or such Subsidiary and not be discharged within thirty (30) days; or

          (i) Any case in bankruptcy shall be commenced, or any reorganization, arrangement, insolvency, or liquidation proceeding shall be instituted by or against the Company or any Subsidiary, and if commenced or instituted against it, be consented to by the Company or such Subsidiary or remain undismissed for a period of thirty (30) days; or

          (j) Any default shall be made with respect to any other obligation incurred in connection with any indebtedness for borrowed money of the Company, or any Subsidiary, if the effect of such default is to accelerate the maturity of such indebtedness or to permit the holder thereof (or a trustee on behalf of such holder) to cause such indebtedness to become due prior to its stated maturity or to do so with the giving of notice or lapse of time, or both, and such default is not cured within thirty (30) days of its occurrence, or any such indebtedness becomes due prior to its stated maturity or shall not be paid when due, or default shall be made by the Company or any Subsidiary in the performance of any payment obligation or any other material provision of any material lease; or

          (k) Any final judgment for the payment of money in excess of ONE MILLION DOLLARS ($1,000,000.00) which is not adequately insured or indemnified against shall be rendered against the Company or any Subsidiary and the same shall remain undischarged for a period of thirty (30) days during which execution shall not be effectively stayed; or

          (l) Any substantial part of the properties of the Company or any Subsidiary shall be sequestered or attached and shall not have been returned to the possession of the Company or such Subsidiary or released from such attachment within thirty (30) days; or

          (m) The occurrence of a Reportable Event, which might constitute grounds for termination of any employee benefit plan of the Company or any Subsidiary covered by ERISA (including any plan of any member of a controlled group of corporations and all trades and businesses (whether or not incorporated) under common control which, together with the Company or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code) by the PBGC or grounds for the appointment by the appropriate United States District Court of a trustee to administer any such plan.

               Upon the occurrence of any of the events hereinabove set forth, at any time during the continuance of any such event, either Bank may, if it deems appropriate, by sending written notice to the Company take either or both of the following actions, at the same or different times:
(i) terminate forthwith its Commitment hereunder, and/or (ii) declare the Note or Notes held by it to be forthwith due and payable, whereupon such Note or Notes shall be forthwith due and payable, both as to principal and interest, without presentment, demand, protest, or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Notes to the contrary notwithstanding. The Banks also agree that in the event either of them accelerates the maturity of any Note held by it or terminates its Commitment pursuant to the provisions of this Section 5.01, it will give prompt written notice of such acceleration or termination to the other Bank. The failure of either Bank to give such notice shall not however affect the validity or effectiveness of such acceleration or termination, nor give the Company any cause of action or other right against either Bank.


                                ARTICLE VII

                                DEFINITIONS

          SECTION 7.01. Definitions. For purposes of this Agreement, unless the context otherwise requires, the following terms shall have the respective meanings assigned to them in this Article VII:












          "Adjusted CD Rate" means, with respect to any CD Loan for any Interest Period, an interest rate per annum determined by the lending Bank (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the sum of (a) an interest rate per annum equal to the product of (i) the Fixed Certificate of Deposit Rate in effect for the Interest Period applicable to such Loan and (ii) CD Statutory Reserves, plus (b) the Assessment Rate, adjusted to reflect all additional actual costs, including brokers' fees and other acquisition costs, and Taxes as determined by the lending Bank, that are incurred by the lending Bank in connection with making such CD Loan. For purposes hereof, the term "Fixed Certificate of Deposit Rate" shall mean the arithmetic average (rounded upwards, if necessary, to the next 1/100 of 1%) of the prevailing rates per annum bid on or about 10:00 a.m., New York City time, or as soon thereafter as is practicable, to the lending Bank on the first Business Day of the Interest Period applicable to such CD Loan by not less than two New York City negotiable certificate of deposit dealers of recognized standing selected by the lending Bank for the purchase at face value of negotiable certificates of deposit of major United States money center banks in an amount approximately equal to the principal amount of the CD Loan and with a maturity comparable to such Interest Period. "CD Statutory Reserves" means on any date, a fraction, the numerator of which is one and the denominator of which is one minus the aggregate of the maximum reserve percentages (including, without limitation, any marginal, special, emergency, or supplemental reserves) established by the Federal Reserve Board and any other banking authority or Legal Requirement to which the lending Bank is subject for time deposits in dollars issued by domestic offices of the lending Bank. Such reserve percentages shall include, without limitation, those imposed under Regulation D. "Assessment Rate" shall mean the then current annual assessment rate (expressed as a percentage and rounded upwards, if necessary, to the next 1/100 of 1%) for determining the net annual assessment payable by the lending Bank to the Federal Deposit Insurance Corporation (or any successor agency) for insuring domestic Dollar time deposits at the Bank, as estimated from time to time by the lending Bank. The Adjusted CD Rate shall be adjusted automatically on and as of the effective date of each change in the Assessment Rate or CD Statutory Reserves. Each determination by the lending Bank of any Adjusted CD Rate and of the Assessment Rate, CD Statutory Reserves and Taxes shall be conclusive and binding on the Company and the lending Bank absent manifest error. The Banks and the Company acknowledge that either Bank may from time to time determine the Fixed Certificate of Deposit Rate from quotations of such Bank's money desk or by reference to Reuter Screen or similar quotations, in the discretion of such Bank, on and as of the date of determination.

          "Adjusted Eurodollar Rate" means, with respect to any Eurodollar Loan for any Interest Period, an interest rate per annum determined by the lending Bank (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the product of (a) the Fixed Eurodollar Rate in effect for the Interest Period applicable to such Loan and (b) Eurodollar Statutory Reserves, adjusted to reflect all additional actual costs, including brokers' fees and other acquisition costs, and Taxes as determined by the lending Bank, which are incurred by the lending Bank in connection with making such Eurodollar Loan. For purposes hereof, the term "Fixed Eurodollar Rate" shall mean the arithmetic average of the interest rates at which deposits of U.S. Dollars approximately equal in principal amount to the Eurodollar Loan and for a maturity equal to the applicable Interest Period are offered in immediately available funds to the lending Bank by leading banks in the interbank market selected by the lending Bank for such deposits at approximately 11:00 a.m. (London time), or as soon thereafter as is practicable, two business days prior to the commencement of the Interest Period. "Eurodollar Statutory Reserves" shall mean, on any date, a fraction, the numerator of which is one and the denominator of which is one minus the maximum reserve percentages (including without limitation, basic, supplemental, marginal and emergency reserves) expressed by the Federal Reserve Board and any other banking authority to which the lending Bank is subject with respect to "Eurodollar liabilities" as currently defined in regulation D, or under any similar or successor regulation with respect to Eurocurrency liabilities or Eurocurrency funding. The Adjusted Eurodollar Rate shall be adjusted automatically on and as of the effective date of each change in Eurodollar Statutory Reserves. Each determination by the lending Bank of any Adjusted Eurodollar Rate and of Eurodollar Statutory Reserves and Taxes shall be conclusive and binding on the Company and the lending Bank absent manifest error. The Banks and the Company acknowledge that either Bank may from time to time determine the Fixed Eurodollar Rate from quotations of such Bank's money desk or by reference to Reuter Screen or similar quotations, in the discretion of such Bank, on and as of the date of determination.

          "Affiliate" means, with respect to any Person, any other Person directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with, such first Person. For the purposes of this definition, "control" (including the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise. Unless otherwise specified, "Affiliate" means an Affiliate of the Company.

          "Agreement" means this Credit Agreement among the Company and the Banks, dated as of November 1, 1993, as the same may be amended, modified, supplemented or restated from time to time.

          "Applicable Margin" shall be one percent (1%) per annum initially and shall be one percent (1%) per annum except as otherwise provided herein. In the event the Total Debt to Capitalization Ratio shall be less than .5 to 1, but not less than .4 to 1 as of the end of any fiscal quarter of the Company, commencing on the forty-fifth (45th) day after the end of such fiscal quarter and continuing until the forty-fifth (45th) day after the end of the following fiscal quarter, the Applicable Margin shall be six-tenths of one percent (.6 of 1%) per annum. In the event the Total Debt to Capitalization Ratio shall be less than .4 to 1, but not less than .3 to 1 as of the end of any fiscal quarter of the Company, commencing on the forty-fifth (45th) day after the end of such fiscal quarter and continuing until the forty-fifth (45th) day after the end of the following fiscal quarter, the Applicable Margin shall be one-half of one percent (.5 of 1%) per annum. In the event the Total Debt to Capitalization Ratio shall be less than .3 to 1, but not less than .2 to 1 as of the end of any fiscal quarter of the Company, commencing on the forty-fifth (45th) day after the end of such fiscal quarter and continuing until the forty-fifth











(45th) day after the end of the following fiscal quarter, the Applicable Margin shall be forty-five hundredths of one percent (.45 of 1%) per annum. In the event the Total Debt to Capitalization Ratio shall be less than .2 to 1 as of the end of any fiscal quarter of the Company, commencing on the forty-fifth (45th) day after the end of such fiscal quarter and continuing until the forty-fifth (45th) day after the end of the following fiscal quarter, the Applicable Margin shall be three hundred seventy-five thousandths of one percent (.375 of 1%) per annum.

          "Banks" means the institutions indicated as Banks on the signature pages hereof.

          "Base Rate" means the rate of interest publicly announced from time to time by the lending Bank as its prime rate of interest (which rate of interest may not be the lowest rate charged by such Bank on similar loans). Each change in the Base Rate shall become effective without prior notice to the Company automatically as of the date such change is publicly announced as effective.

          "Base Rate Loan" means a Loan on which interest accrues based on the Base Rate in accordance with Article I.

          "Business Day" means any day other than Saturday, Sunday or a day on which banks are required or authorized to be closed for business in Richmond, Virginia, and, with respect to any Eurodollar Loan, means any such Business Day on which transactions are effected in deposits of U.S. Dollars in the relevant interbank foreign currency deposits market and on which commercial banks are open for domestic and international business (including dealings in Dollar deposits) in the jurisdiction in which such interbank market is located.

          "CD Loan" means a Loan on which interest accrues based on the Adjusted CD Rate in accordance with Article I.

          "Closing Date" means November 1, 1993 or such other date as the parties may agree.

          "Code" means the Internal Revenue Code of 1986, as amended, together with all regulations and official rulings and interpretations issued pursuant thereto.

          "Commitment" means, with respect to each Bank, the amount of the Commitment of such Bank set forth opposite such Bank's name on the signature pages hereof as the same may be reduced from time to time pursuant to this Agreement.

          "Commitment Fee" shall have the meaning assigned to such term in
Section 1.06 hereof.

          "Commitment Termination Date" means the earlier of (i) the Maturity Date, or (ii) a date on which the Commitments may be terminated hereunder.

          "Consolidated Current Assets" and "Consolidated Current
Liabilities" shall mean such assets and liabilities of the Company and its











Subsidiaries on a consolidated basis as shall be determined in accordance with generally accepted accounting principles to constitute current assets and current liabilities, respectively.

          "Consolidated Tangible Net Worth" shall mean, as of the date of any determination thereof, total stockholders' equity of the Company less the excess of the purchase price over net assets acquired, net of amortization, goodwill and other items properly classified in "intangible assets".

          "Conversion Date" means the date on which any Loan is converted from a Base Rate Loan, a CD Loan, a Eurodollar Loan or a Negotiated Rate Loan to a Loan of a different type pursuant to Section 1.10 hereof.

          "Default" means an Event of Default or any condition or event that with the giving of notice or the lapse of time or both would become an Event of Default.

          "Dollars" and the sign "$" shall refer to lawful currency of the United States of America.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, together with all regulations and official rulings and interpretations issued pursuant thereto.

          "Eurodollar Loan" means a Loan on which interest accrues based on the Adjusted Eurodollar Rate in accordance with Article I.

          "Event of Default" shall have the meaning assigned to such term in Article VI.

          "Federal Reserve Board" means the board of Governors of the Federal Reserve System and any successor agency.

          "Fixed Rate" means an Adjusted CD Rate, an Adjusted Eurodollar Rate or a Negotiated Rate.

          "Fixed Rate Loans" means Loans hereunder on which interest accrues based on a Fixed Rate.

          "Governmental Authority" means any government (or any political unit thereof), court, bureau, agency or other governmental authority having or claiming jurisdiction over the Company or a Subsidiary or any of their respective businesses, operations or properties.

          "Interest Payment Date" means with respect to each Loan, the last day of each Interest Period for such Loan.

          "Interest Period" means (i) as to any Eurodollar Loan, the period commencing on the date of such Eurodollar Loan or continuation thereof and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2 or 3 months thereafter, as the Company may elect, (ii) as to any CD Loan, a period commencing on the date of such CD Loan or continuation thereof and ending 30, 60 or 90 days thereafter as the Company may elect, (iii) as to any Negotiated Rate Loan, the period commencing on the date of such Negotiated Rate Loan and ending on the date agreed upon by the Company and the lending Bank, which shall not exceed 90 days, and (iv) as to any Base Rate Loan, the period commencing on the date of such Base Rate Loan or continuation thereof and ending on the earlier of (A) the last day of the calendar quarter in which such loan was made or continued and (B) the Maturity Date, as applicable; provided, however, that (y) if any Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, with respect to Eurodollar Loans only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (z) no Interest Period with respect to any Loan shall end later than the Maturity Date.

          "Legal Requirement" means any requirement imposed upon any Bank by any law of the United States of America or any other jurisdiction exercising or claiming authority over such Bank, including without limitation, any regulation, order, interpretation, ruling or official directive (whether or not having the force of law) of the Federal Reserve Board, the Federal Deposit Insurance Corporation (or any successor agency), or any other board or governmental or administrative agency of the United States of America or such other jurisdiction.

          "Loan" means an amount advanced pursuant to Section 1.01 and a Loan of a "type" means a Loan that bears, or is to bear, as the context may require, interest based on either the Base Rate, Adjusted CD Rate, Adjusted Eurodollar Rate or Negotiated Rate.

          "Maturity Date" means May 31, 1996 or such later date as may be established by a written agreement signed by the Company and each of the Banks.

          "Negotiated Rate" means the rate of interest applicable to a Negotiated Rate Loan.

          "Negotiated Rate Loan" means a Loan on which interest accrues at a rate per annum and for a period of time agreed upon between the Company and a Bank.

          "PBGC" means the Pension Benefit Guaranty Corporation.

          "Plan" means any employee benefit plan of the Company or any Subsidiary covered by ERISA.

          "Post-Default Rate" means a rate per annum equal to the Base Rate plus 2%.

          "Prior Credit Agreement" shall have the meaning assigned to such term in the Recitals on page 1 of this Agreement.

          "Regulation D" means Regulation D of the Federal Reserve Board, as the same is from time to time in effect, and all official rulings thereunder or thereof.

          "Regulatory Change" means (i) any new, or any change in any existing, law, regulation, interpretation, directive or request (whether or not having the force of law) or (ii) any change in the administration or enforcement of any such applicable law, regulation, interpretation, directive or request that becomes effective after the date of this Agreement, whether as a result of an enactment by a Governmental Authority, a determination of a court or a Governmental Authority, or otherwise.

          "Reportable Event" shall have the meaning assigned to such term in Title IV of ERISA.

          "Subsidiary" means any corporation fifty percent (50%) or more of the outstanding voting shares of which is owned or controlled, directly or indirectly, by the Company or any of its Affiliates, and any partnership fifty percent (50%) or more of the general or limited partnership interests of which is owned or controlled, directly or indirectly, by the Company or any of its Affiliates.

          "Tax" means, in relation to any Fixed Rate Loan and the applicable Fixed Rate, any federal, state, local or foreign tax, levy, impost, duty, deduction, withholding or other charges of whatever nature required by any Legal Requirement (i) to be paid by the Banks or (ii) to be withheld or deducted from any payment otherwise required hereby to be made by the Company to the Banks; provided, however, that the term "Tax" shall not include any taxes imposed upon the net income of the Banks by the United States, any political subdivision thereof or any other taxing authority.

          "Termination Event" means (i) a Reportable Event, (ii) the termination of a Plan, or the filing of a notice of intent to terminate a Plan, or the treatment of a Plan amendment as a termination under ERISA
Section 4041(c), (iii) the institution of proceedings to terminate a Plan under ERISA Section 4042 or (iv) the appointment of a trustee to administer any Plan under ERISA Section 4042.

          "Total Debt to Capitalization Ratio" shall have the meaning assigned to such term in Section 5.03.

          "Total Funded Debt" means all indebtedness for borrowed money and shall include long-term indebtedness for borrowed money, the current maturities thereof, and other current obligations for borrowed money.

          SECTION 7.02. Accounting Terms. All accounting terms used in this Agreement which are not otherwise defined herein shall be construed in accordance with generally accepted accounting principles unless otherwise expressly stated herein.


                               ARTICLE VIII

                               MISCELLANEOUS

          SECTION 8.01. Costs and Expenses. The Company will pay all out-of-pocket expenses incurred by the Banks in connection with the preparation of this Agreement and the Notes (whether or not the transactions hereby contemplated shall be consummated), the making of the Loans hereunder, the enforcement of the rights of the Banks in connection with this Agreement or with the Loans made or the Notes issued hereunder, including but not limited to, the reasonable fees and disbursements of special counsel for the Banks.

          SECTION 8.02.  Participations in Commitments and Notes.

          (a) Each Bank may grant participations in all or any part of its Commitment, Loans and Notes; provided, however, no holder of any such participation shall be entitled to require such Bank to take or omit to take any action hereunder and no Bank shall, as among the Company and such Bank, be relieved of any of its obligations hereunder as a result of any such granting of a participation, but the participating Bank shall be entitled to rely on, and possess all rights under, any opinions, certificates, or other instruments delivered under or in connection with this Agreement.

          (b) The Company authorizes each Bank to disclose to any participant (a "Transferee") and any prospective Transferee any and all financial and other information in such Bank's possession concerning the Company and its Subsidiaries which has been delivered to such Bank by the Company pursuant to this Agreement or which has been delivered to such Bank by the Company in connection with such Bank's credit evaluation of the Company prior to entering into this Agreement.

          (c) If, pursuant to this Section 8.02, any interest in this Agreement or any Commitment, Loan or Note is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any state thereof, the transferor Bank shall cause such Transferee, concurrently with the effectiveness of such transfer, (i) to represent to the transferor Bank (for the benefit of the transferor Bank and the Company) that under applicable law and treaties no taxes will be required to be withheld by the Company or the transferor Bank with respect to any payments to be made to such Transferee in respect of the Loans, (ii) to furnish to the transferor Bank and the Company either U.S. Internal Revenue Service Form 4224 or U.S. Internal Revenue Service Form 1001 (wherein such Transferee claims entitlement to complete exemption from U.S. federal withholding tax on all interest payments hereunder) and (iii) to agree (for the benefit of the transferor Bank and the Company) to provide the transferor Bank and the Company a new Form 9224 or Form 1001 upon the obsolescence of any previously delivered form and comparable statements in accordance with applicable U.S. laws and regulations and amendments duly executed and completed by such Transferee, and to comply from time to time with all applicable U.S. laws and regulations with regard to such withholding tax exemption.

          SECTION 8.03. Several Obligations of Banks. The obligation of each Bank to make the loans provided for herein is several, and neither Bank shall be liable in the event that the other Bank fails to make any loan it has agreed to make hereunder.

          SECTION 8.04. Cumulative Rights and No Waiver. Each and every right granted to the Banks or either of them hereunder or under any other document delivered hereunder or in connection herewith, or allowed them or either of them by law or equity, shall be cumulative and may be exercised from time to time. No failure on the part of the Banks or either of them to exercise, and no delay in exercising, any right shall operate as a waiver thereof, nor shall any single or partial exercise by the Banks or either of them of any right preclude any other or future exercise thereof or the exercise of any other right.

          SECTION 8.05. Notices. Any notice shall be conclusively deemed to have been received by a party hereto and be effective on the day on which delivered to such party at the address set forth below (or at such other address as such party shall specify to the other parties in writing) or if sent by registered or certified mail, on the third business day after the day on which mailed, addressed to such party at said address:

               Owens & Minor, Inc.

               If by hand or by courier:
               4800 Cox Road
               Glen Allen, Virginia 23060
               Attn:     Mr. Richard F. Bozard
                         Vice President and Treasurer

               If by mail:
               P. O. Box 27626
               Richmond, Virginia 23261-7626
               Attn:     Mr. Richard F. Bozard
                         Vice President and Treasurer

               Crestar Bank
               919 East Main Street
               P. O. Box 26665
               Richmond, Virginia 23261
               Attn:     Mr. Brad H. Booker
                         Vice President

               NationsBank of Virginia, N.A.
               Fourth Floor Pavilion
               1111 East Main Street
               Richmond, Virginia 23277-0001
               Attn:     Mr. Robert Y. Bennett
                         Vice President


          SECTION 8.06. Applicable Law. This Agreement and the Notes shall be construed in accordance with and governed by the laws of the Commonwealth of Virginia.

          SECTION 8.07. Modifications. No modification, amendment or waiver of any provision of this Agreement, nor consent to any departure by the Company therefrom shall in any event be effective unless the same shall be in writing and signed by both of the Banks and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand upon the Company in any case shall entitle the Company to any other or further notice or demand in the same or similar circumstances.












          SECTION 8.08. Survivorship. All covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by the Banks of the Loans herein contemplated and the execution and delivery to the Banks of the Notes evidencing such Loans and shall continue in full force and effective so long as (i) any of the Notes is outstanding and unpaid or (ii) the Commitments have not expired or been terminated. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Company which are contained in this Agreement shall bind and inure to the benefit of the successors and assigns of the Banks.

          SECTION 8.09. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

          SECTION 8.10. Headings. Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

          SECTION 8.11. Repayments in Bankruptcy. In the event any amount of the indebtedness of the Company to the Banks hereunder is paid by the Company and because of bankruptcy or other laws relating to creditors rights the Banks repay any such amounts to the Company or to any trustee, receiver or otherwise, then the amounts so repaid shall again become part of the Loans payable by the Company.

          SECTION 8.12. Capital Adequacy. If, after the date hereof, either Bank shall have determined that the adoption of any law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Bank with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Bank's capital as a consequence of its obligations hereunder to a level below that which such Bank could have achieved but for such adoption, change or compliance, then from time to time, the Company shall pay to such Bank on demand such additional amount or amounts as will compensate such Bank for such reduction. A certificate of a Bank claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder and the basis therefor shall be prepared by such Bank and shall be conclusive in the absence of manifest error. In determining any such amount, the Bank may use any reasonable averaging and attribution methods.


                                ARTICLE IX


                        RELATIONSHIP BETWEEN BANKS













          SECTION 9.01. Representations of Banks to Each Other. Each Bank represents and warrants to the other Bank (i) that the Loans made by it shall constitute loans made in the ordinary course of its commercial lending business, that it has made its own independent investigation of the financial condition and affairs of the Company and its Subsidiaries prior to entering into this Agreement and that it has made and will continue to make its own appraisal of the creditworthiness of the Company and its Subsidiaries, and (ii) that in entering into this Agreement, it has not relied upon any representation of the other Bank as to the financial condition, operations or creditworthiness of the Company or any Subsidiary. Neither Bank shall have any duty or responsibility now or hereafter to make any investigation or appraisal of the Company or any Subsidiary on behalf of the other Bank or to provide the other Bank with any credit or other information which may come to its attention now or hereafter, except as may be specifically required by the express terms of this Agreement.

          SECTION 9.02. Set-Offs and Sharing of Payments. Each Bank shall have the right to set-off against all property of the Company now or at any time hereafter in such Bank's possession in any capacity whatever (including, without limitation, any balance or share of any deposit, trust or agency account) as security for all liabilities of the Company to such Bank. Each Bank agrees with the other Bank that in the event any deposit or other sum credited by or due from such Bank to the Company is applied to the indebtedness of the Company to such Bank at a time when the Company owes such Bank both indebtedness evidenced by a Note and indebtedness which is not evidenced by a Note, the Bank will apply to the indebtedness evidenced by the Note not less than that fraction of the total amount so applied that the principal amount evidenced by the Note represents of the total principal indebtedness of the Company to such Bank. Each Bank agrees that if it shall, through the exercise of a right of set-off against the Company, obtain payment in respect of the Note held by it as a result of which the ratio of the unpaid balance owing on the Note held by it to the unpaid balance which existed on such Note at the start of business on the date of such set-off is less than the ratio of the unpaid balance owing on the Note held by the other Bank to the unpaid balance which existed on such Note at the start of business on the date of such set-off, (i) it shall simultaneously purchase from such other Bank a participation in the Note or Notes held by such other Bank so that the aggregate unpaid principal amount of the Note and participations held by each Bank shall be in the same proportion to the aggregate unpaid principal amount of all Notes then outstanding as the unpaid principal amount of the Note held by it at the start of business on the date of such set-off was to the sum of the unpaid principal amount of all the Notes at the start of business on such date and
(ii) such other adjustments shall be made from time to time as shall be equitable to ensure that both Banks share such payment as herein provided. Each Bank agrees that if it shall have accelerated the maturity of the Note held by it and the other Bank shall have accelerated the maturity of the Note held by it within two (2) Business Days from the date it first received notice from the other Bank that such Bank has accelerated its Note, and as a result of any voluntary payment by the Company or otherwise (except by set-off) on or after the Due Date (as hereinafter defined), it obtains payment in respect of the Note held by it, as a result of which the ratio of the unpaid balance owing on the Note held by it to the unpaid balance which existed on such Note at the start of business on the Due Date is less than the ratio of the unpaid balance owing on the Note held by the other Bank to the unpaid balance which existed on such Note at the start of business on the Due Date, (x) it shall simultaneously purchase from the other Bank a participation in the Note or Notes held by such Bank so that the aggregate unpaid principal amount of the Note and participations held by each Bank shall be in the same proportion to the aggregate unpaid principal amount of all Notes then outstanding as the unpaid principal amount of the Note held by it at the start of business on the Due Date was to the sum of the unpaid principal amount of all the Notes at the start of business on the Due Date and (y) such other adjustments shall be made from time to time as shall be equitable to ensure that Banks share such payment as herein provided. For purposes of this Section 8.02, the "Due Date" shall mean the earliest date any Note became due in full, whether at the stated maturity thereof, by acceleration or otherwise. In the event that either Bank purchases a participation from the other Bank as a result of any set-off or payment under the provision of this Section 8.02 and is subsequently required to return all or any part of such set-off or payment to the Company or to a trustee for the Company, the Bank from which it has purchased a participation shall repurchase such participation to the extent of its share of such returned amount.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers as of the day and year first above written.

                                   OWENS & MINOR, INC.


                                   By:_________________________________
                                        Richard F. Bozard
                                        Vice President
                                          and Treasurer



Amount of
Commitment

                                   CRESTAR BANK

$20,000,000

                                   By:_________________________________
                                        Brad H. Booker
                                        Vice President

                                   NATIONSBANK OF VIRGINIA, N.A.

$20,000,000
                                   By:_________________________________
                                        Robert Y.  Bennett
                                        Vice President

                                                            EXHIBIT A




                         [FORM OF NOTE]


$20,000,000                                            Richmond, Virginia
                                                       November 1, 1993


          FOR VALUE RECEIVED, OWENS & MINOR, INC., a Virginia corporation (the "Company"), hereby promises to pay to the order of ______________________ (the "Bank"), at the principal office of the Bank at
____ East Main Street, Richmond, Virginia on the last day of the respective Interest Periods set forth on the grid schedule or grid schedules attached hereto and made a part hereof, but in no event later than the Maturity Date as defined in the Credit Agreement (the "Credit Agreement") dated as of November 1, 1993, among the Company and the Banks described in the Credit Agreement, in lawful money of the United States of America, in immediately available funds, the principal amount of Twenty Million Dollars ($20,000,000) or, if less than such principal amount, the aggregate unpaid principal amount as shown on the grid schedule attached hereto of all Loans (as defined in the Credit Agreement) made by the Bank to the Company pursuant to the Credit Agreement, and to pay interest from the date hereof on the unpaid principal amount hereof, in like money, at said office, on the dates and at the rates selected in accordance with Article I of the Credit Agreement.

          The Company promises to pay interest, payable on demand, on any overdue principal and, to the extent permitted by law, overdue interest from their due dates at a rate or rates determined as set forth in the Credit Agreement.

          The Company hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever. The nonexercise by the holder of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

          All borrowings evidenced by this Note and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be endorsed by the holder on the schedule attached hereto and made a part hereof, or on a continuation thereof which shall be attached hereto and made a part hereof; provided, however, that any failure to endorse such information on such schedule or continuation thereof shall not in any manner affect the obligation of the Company to make payments of principal and interest in accordance with the terms of this Note.

          This Note is one of the Notes referred to in the Credit Agreement which, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional prepayment of the principal hereof prior to the maturity thereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified. This Note shall be construed in accordance with and governed by the laws of the Commonwealth of Virginia.

                                    OWENS & MINOR, INC.


                                    By_________________________________
                                        Title:

                            Loans and Payments


Name of                                                        Unpaid
Person                  Type                    Payments       Principal
Making                   of    Interest         --------       Balance of
Notation        Date    Loan    Period    Principal  Interest     Note
- --------        ----    ----   -------    ---------  --------  ----------

                                                            EXHIBIT B


                    [Letterhead of Drew St. J. Carneal]


                            November ___, 1993


Crestar Bank
919 East Main Street
Richmond, Virginia 23219

NationsBank of Virginia, N.A.
1111 East Main Street
Richmond, Virginia 23277-0001

Dear Sirs:

          I am Senior Vice President, Corporate Counsel and Secretary of Owens & Minor, Inc. (the "Company"), a Virginia corporation, and have represented the Company in connection with the preparation, execution and delivery of the Credit Agreement dated as of November 1, 1993 (the "Credit Agreement"), among you (collectively, the "Banks") and the Company. Terms capitalized but not defined herein shall have the meanings given to them in the Credit Agreement.

          In rendering the opinions expressed below, I have examined conformed copies of such corporate records, agreements and instruments of the Company, certificates of public officials and of officers of the Company and such other documents as I have deemed necessary as a basis for the opinions hereafter expressed. With respect to certain matters of fact, I have relied upon representations and certificates of the Company and its officers and upon certificates of public officials.

          Based on the foregoing, I am of the opinion that:

          1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia; each Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each of the Company and its Subsidiaries has the corporate power and authority to own its respective properties and to carry on its respective business as now conducted. The Company has the corporate power to execute, deliver and perform the Credit Agreement, to borrow thereunder and to execute, deliver and perform under the Notes.

          2. The execution, delivery and performance of the Credit Agreement, the borrowings thereunder and the execution and delivery of the Notes have been duly authorized by all requisite corporate action on the part of the Company and will not violate any provision of law, the articles of incorporation or by-laws of the Company or any Subsidiary, and, to best of my knowledge, will not (i) violate (A) any applicable order of any court or other agency of government or (B) any indenture, any agreement for borrowed money, any bond, note or other similar instrument or any other material agreement to which the Company or any Subsidiary is a party or by which any of them or their respective properties are bound, (ii) be in conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement, bond, note, instrument or other material agreement or (iii) result in the creation or imposition of any lien, charge or encumbrance of any nature upon any property or assets of the Company or any Subsidiary.

          3. No action, consent or approval of, or registration or filing with, or any other action by any governmental agency, bureau, commission or court, or of stockholders, is required in connection with the execution, delivery and performance by the Company of the Credit Agreement, the borrowings thereunder or the execution, delivery and performance of the Notes.

          4. To the best of my knowledge, there are no actions, suits or proceedings at law or in equity or by or before any governmental instrumentality or other agency now pending or, threatened against or affecting the Company or any of the Subsidiaries or any property or rights of the Company or any of the Subsidiaries as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, would individually or in the aggregate materially impair the ability of the Company to perform under the terms of the Credit Agreement or the Notes, or otherwise to carry on business substantially as now being conducted or would result in any material adverse change in the business, assets or condition (financial or otherwise) of the Company or, on a consolidated basis, of the Company and the Subsidiaries.

          5. To the best of my knowledge, neither the Company nor any of its Subsidiaries is in default with respect to any judgment, writ, injunction, decree, rule or regulation of any governmental instrumentality or other agency where such default could have a material and adverse effect on the financial condition of the Company or of the Company and the











Subsidiaries taken as a whole.

          6. The Credit Agreement and the Notes have been duly authorized, executed and delivered by the Company and constitute legal, valid and binding obligation of the Company, enforceable in accordance with the respective terms of each, subject, as to enforcement, to equitable principles and applicable bankruptcy, reorganization, insolvency and similar laws affecting creditors' rights generally and to moratorium laws from time to time in effect.

                             Very truly yours,